EXHIBIT 10.4

February 23, 2026

John Smither

Dear John:

On behalf of MBX Biosciences, Inc. (the “Company”), we are pleased to offer employment to you, conditioned on your satisfactory completion of certain requirements as explained in this letter. We feel strongly that you will be a valuable contributor to the team. The purpose of this letter is to outline the terms for your employment.

Position: Your initial position with the Company will be Chief Financial Officer, on an interim and part-time basis, 25 hours/week. The physical location of our Corporate Headquarters is 11711 N. Meridian Street, Suite 300, Carmel, IN 46032. You will work from your residence at the address set forth above. You will be expected to travel periodically based on the needs of the business to the extent requested by the Company, including attendance at Together Weeks, Together Days and functional meetings as requested by the Company. You will report to the Chief Executive Officer, or his designee (your “Manager”).

Start Date: Unless otherwise agreed, your first day of employment will be 3/2/2026.

Salary: Your initial part-time annualized base salary will be $325,000, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Notwithstanding the foregoing, your base salary will be subject to periodic review and adjustment at the Company’s discretion.

Bonuses: In addition to the base salary, you will also be eligible to receive a performance bonus with a target of 40% of your base salary earned in a year, pro-rated for your first year based on your earned income. The amount of any bonus, which may be higher or lower, will be determined by your Manager in his or her good faith discretion based on your performance during your interim role and the successful transition of a permanent CFO. This bonus will be paid at the conclusion of your employment. For purposes of clarification, nothing in this offer letter guarantees your receipt of a performance bonus in any amount or within any specific timing. Please also note that the Company may make adjustments to the targeted amount of your performance bonus at any time in its discretion.

Sign-On Bonus: You will be provided a sign-on bonus of $25,000. This sign-on bonus is taxable, and all regular payroll taxes will be withheld.

Benefits: You will be eligible to participate in the MBX 401(k) plan beginning on your start date listed above, provided that you maintain working at least 20 hours/week. While you are serving in a part-time capacity, you will not be eligible to participate in other benefit plans or programs that the Company generally makes available to its full-time employees.

Representation Regarding Other Obligations: In making this offer, the Company understands, and in accepting it you represent, that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, conflict with, or impair in any way the performance by you of your duties as an employee of the Company.

Please understand it is the policy of the Company not to solicit or accept proprietary information and / or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. You will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

At-Will: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without cause. Similarly, the terms of employment outlined in this letter are subject to change by the Company, at its option, at any time.

Other Terms: You also will be required to sign the Company’s standard Employee Confidentiality, Assignment and Restrictive Covenant Agreement (“Confidentiality Agreement”), as a condition of your employment. A copy of the Confidentiality Agreement is enclosed and must be signed and returned to the Company no later than your first day of employment. As a Company employee, you will be expected to abide by the Company policies and procedures, as in effect from time to time, and comply with and acknowledge in writing that you have read these policies.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. As a condition of your employment, you will be required to complete a Form I-9. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

The effectiveness of this offer is contingent upon satisfactory completion of reference and background checks.

This letter, together with your Confidentiality Agreement and policies set forth herein, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Subject to the terms herein, this letter agreement cannot be changed except in writing signed by you and the Company’s Chief Executive Officer.

On behalf of the Company, we look forward to you joining us and to working together! If you have any questions about this information, please do not hesitate to call or email me. Otherwise, please confirm your acceptance of this offer of employment by signing below and returning a copy by 2/26/2026.

Very truly yours,

/s/ Michelle Graham 02/25/2026

Michelle Graham Date

Chief Human Resources Officer

I, the undersigned, hereby accept this offer of employment with MBX Biosciences, Inc. I also understand that I will be an employee at will, and either the Company or I may terminate my employment at any time for any or no reason.

/s/ John Smither 02/25/2026

John Smither Date

Enclosures:

Employee Confidentiality, Assignment and Restrictive Covenant Agreement

Employee Confidentiality, Assignment and Restrictive Covenant Agreement